EXHIBIT 99.1

ResCare Reports First Quarter 2010 Results

Announces Indiana Workforce Services Contract

Confirms 2010 Guidance

LOUISVILLE, Ky., May 6, 2010 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Results

Revenues for the first quarter of 2010 were $389.9 million, essentially unchanged from the prior year period. Increased revenues from acquisitions in our Community Services Group since the first quarter of 2009 were offset by the loss of Job Corps centers and recent rate and service level reductions in certain states.

Net income attributable to common shareholders was $8.1 million, or $0.28 per diluted common share, for the first quarter of 2010, compared with net income attributable to common shareholders of $10.6 million, or $0.37 per diluted common share, in the same period of 2009. EBITDA for the first quarter of 2010 was $25.9 million versus $30.2 million in the prior year quarter.

Announces Indiana Workforce Services Contract

In March, ResCare signed an agreement with Indiana's Family and Social Services Administration to provide welfare-to-work services throughout the state.  The contract value is approximately $142 million over seven years through December 2016. Ending the previous workforce services sub-contract in Indiana resulted in a one-time favorable impact in the first quarter of $0.02 per diluted common share, which is included in the Company's annual guidance.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, "We are pleased to be a vital part of Indiana's workforce services solution and look forward to our continued partnership over the next seven years.  Our results in the first quarter were solid, but we anticipate continued challenges through the rest of the year and into 2011.  In order to continue our mission of providing high-quality services, we have an experienced team that is focused on cost controls, organic growth, selective acquisitions, cash flow and maintaining a strong balance sheet."

2010 Guidance

The Company confirmed its 2010 guidance issued on March 8, 2010, including revenues of approximately $1.6 billion and diluted earnings per common share in the range of $1.05 to $1.15.

A listen only simulcast of ResCare's first quarter 2010 conference call will be available on‑line at www.rescare.com on May 7, 2010, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 41 states, Washington, D.C., Puerto Rico and in a number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Income Statement Data:
Revenues	$389,861	$390,827
Facility and program expenses	354,953	351,929
Facility and program contribution	34,908	38,898
Corporate general and administrative	15,273	15,549
Other operating expense (income), net	140	(14)
Operating income	19,495	23,363
Interest expense, net	4,831	4,323
Income before income taxes	14,664	19,040
Income tax expense	5,328	6,969
Net income including noncontrolling interests	9,336	12,071
Net loss – noncontrolling interests	(82)	(284)
Net income – ResCare, Inc.	9,418	12,355
Net income attributable to preferred shareholders	1,344	1,774
Net income attributable to common shareholders	$8,074	$10,581

Earnings per common share:
Basic	$0.28	$0.37
Diluted	$0.28	$0.37

Weighted average number of common shares:
Basic	28,899	28,693
Diluted	28,899	28,693

EBITDA (1)	$25,914	$30,199

(1) EBITDA is defined as net income including noncontrolling interests before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2010	2009
Reconciliation of Net Income Including Noncontrolling Interests to EBITDA:
Net income including noncontrolling interests	$9,336	$12,071
Add: Interest, net	4,831	4,323
Depreciation and amortization	6,419	6,836
Income tax expense	5,328	6,969
EBITDA	$25,914	$30,199

	March 31, 2010	Dec. 31, 2009
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$16,102	$20,672
Accounts receivable, net	226,860	211,350
Other current assets	41,128	48,552
Total current assets	284,090	280,574
Property and equipment, net	78,887	81,347
Goodwill	430,198	422,626
Other assets, net	66,647	60,393
	$859,822	$844,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$163,168	$156,946
Other long-term liabilities	62,716	59,076
Long-term debt	192,660	196,193
Shareholders' equity	441,278	432,725
	$859,822	$844,940
RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months ended March 31,
	2010	2009
Cash Flow Data:
Net income including noncontrolling interests	$9,336	$12,071
Adjustments to reconcile net income including noncontrolling interests to cash provided by operating activities:
Depreciation and amortization	6,419	6,836
Amortization of discount	408	302
Share-based compensation	845	1,271
Deferred income taxes	1,664	1,025
Excess tax expense from share-based compensation	185	–
Provision for losses on accounts receivable	1,714	1,658
Gain on purchase of business	–	(562)
(Gain) loss on sale of assets	(14)	30
Changes in operating assets and liabilities	(2,915)	4,933
Cash provided by operating activities	17,642	27,564

Cash flows from investing activities:
Purchases of property and equipment	(2,277)	(3,213)
Acquisitions of businesses	(11,391)	(1,711)
Proceeds from sale of assets	24	120
Cash used in investing activities	(13,644)	(4,804)

Cash flows from financing activities:
Debt repayments, net	(3,757)	(21,526)
Debt issuance costs	(4,352)	(14)
Excess tax expense from share-based compensation	(185)	–
Proceeds received from exercise of stock options	–	168
Employee withholding payments on share-based compensation	(260)	(506)
Cash used in financing activities	(8,554)	(21,878)
Effect of exchange rate on cash and cash equivalents	(14)	(233)
(Decrease) increase in cash and cash equivalents	$(4,570)	$649
RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Segment Data:
Revenues:
Community Services	$287,528	$281,423
Job Corps Training Services	31,286	40,587
Employment Training Services	60,791	55,066
Other	10,256	13,751
Consolidated	$389,861	$390,827

Operating Income (Loss)(1):
Community Services	$27,289	$32,107
Job Corps Training Services	2,269	3,176
Employment Training Services	5,623	4,603
Other	(186)	(881)
Total Operating Expenses	(15,500)	(15,642)
Consolidated	$19,495	$23,363

Operating Margin:
Community Services	9.5%	11.4%
Job Corps Training Services	7.3%	7.8%
Employment Training Services	9.2%	8.4%
Other	(1.8%)	(6.4%)
Total Operating Expenses	(4.0%)	(4.0%)
Consolidated	5.0%	6.0%

(1) Other operating expense (income) (per Income Statement Data on page 3) has been allocated for purposes of segment reporting.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
          502-394-2137